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                                                                   EXHIBIT 10.10

                                   SONAT INC.
                          DIRECTOR'S FEES DEFERRAL PLAN
            (AS AMENDED AND RESTATED EFFECTIVE AS OF JANUARY 1, 1997)

                                    ARTICLE I

                                     PURPOSE

1.1      Purpose.

         The purpose of this Director's Fees Deferral Plan (the "Plan") is to enable Sonat Inc. (the "Company") to attract and retain Directors of outstanding ability by providing them with a plan to allow them to defer and accumulate Director's fees. For purposes of this Plan, Director's fees shall mean the retainer fee and fees for attendance at meetings of the Board of Directors and Board committees.

                                   ARTICLE II

                               DEFERRAL ELECTIONS

2.1      Deferral Election.

         At any time before the beginning of a calendar year, a Director may elect (the "Deferral Election") that all or (subject to any limitations imposed by the Company) any specified portion of the Director's fees earned from the Company during such calendar year shall be credited to an Account maintained on such Director's behalf in lieu of payment in cash. A Director shall also have the right to make a Deferral Election during the 30 days following the date on which the Director first becomes eligible to receive Director's fees. Any Deferral Election made pursuant to the preceding sentence shall be made only with respect to Director's fees earned following such Deferral Election. Each Deferral Election shall be submitted to the Company in writing.

2.2      Effect of Deferral Election.

         Pursuant to an effective Deferral Election, the Company (a) shall not pay in cash the fees covered thereby, (b) shall credit the Director's Account as provided in Article III, and (c) shall debit the Director's Account and make payments therefrom as provided in Article IV.

2.3      Renewal of Elections.

         Once a Deferral Election has been made, it shall be automatically renewed from year to year unless the Director elects to change or revoke such election. However, a change or revocation of a Deferral Election shall be effective only with respect to Director's fees earned after the commencement of the calendar year next following such change or revocation.



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                                   ARTICLE III

                          CREDITS TO DIRECTOR'S ACCOUNT

3.1      Crediting of Contributions.

         The Company shall create and maintain on its books a Director's Account for each Director who has made a Deferral Election under Section 2.1. The Company shall credit to such Account the amount of any Director's fee which would have been paid to the Director but which is not paid to the Director pursuant to such Deferral Election. Such credit to the Director's Account shall be as of the date the fee would have been payable in cash if the Director's Deferral Election were inoperative.

3.2      Subaccounts.

         The Company shall establish in each Director's Account a subaccount (the "Phantom Stock Subaccount") that is deemed invested in units ("Units") of the Sonat Stock Fund established under the Company's Savings Plan (the "Sonat Stock Fund") and subaccounts which are deemed invested in shares of mutual fund investments designated by the Company (each of such subaccounts referred to as a "Phantom Mutual Fund Subaccount"). Amounts shall be credited to such Subaccounts as directed by the Director, as provided in Section 3.4. The Director's Phantom Stock Subaccount and each Phantom Mutual Fund Subaccount shall be credited with the number of phantom Units or phantom shares (including fractional Units or shares) equal to the number of Units or shares which could have been purchased with the dollar amount to be credited, valued at the closing price of such Unit or share on the business day such amounts are credited. At the time that any dividends are paid on the Sonat Stock Fund or the applicable mutual fund, as the case may be, the Director's Phantom Stock Subaccount or Phantom Mutual Fund Subaccount, as the case may be, shall be adjusted to reflect such dividend payment in a manner consistent with the treatment of accounts that are actually invested in the Sonat Stock Fund or the applicable mutual fund, as the case may be.

3.3      Determination of Fair Market Value.

         Except as provided in Article IV, the fair market value of a Phantom Stock Subaccount or a Phantom Mutual Fund Subaccount, as the case may be, on any given date shall be determined by multiplying (a) the number of phantom Units or shares credited to such Subaccount on such date, by (b) the closing price of a Unit or share (of the Sonat Stock Fund or of such mutual fund, as the case may be) as of such date (or, if such date is not a business day, on the preceding business day).

3.4      Investment Elections and Transfers.

         (a) Contributions. At the time of making a Deferral Election or on any business day thereafter, a Director may elect (in the manner and subject to any limitations specified by the Company) to designate the Subaccounts to which new contributions to the Director's Account shall be credited. All amounts credited to the Director's Account



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on or after the date of such an election shall be credited in accordance with such election. The Director may make a new election on any business day (in the manner and subject to any limitations specified by the Company), which shall take effect on the close of business on the day the Company receives such election. If a Director fails to make an election, all amounts subsequently credited to such Account before the effective date of a properly-made election shall be credited as phantom shares of the Benchmark Government Portfolio (or such other short-term money market investment as the Company may designate).

         (b) Transfers Among Subaccounts. A Director may elect on any business day (in the manner and subject to any limitations specified by the Company) to transfer a portion of his or her Account from one Subaccount to another. Transfers shall be made as of the close of business on the day the Company receives the election, based on the respective closing prices of the respective phantom Units or shares on such business day. Notwithstanding the foregoing provisions, a Director may not transfer among his or her Subaccounts on or after a Lump Sum Valuation Date, or during the period beginning on an Installment Valuation Date and ending upon the close of business on the next Installment Payment Date (as such terms are defined in Sections 4.2 and 4.3).

3.5      Antidilution Adjustments.

         In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, rights offer, liquidation, dissolution, merger, consolidation, spin-off, sale of assets, or other change in or affecting the corporate structure or capitalization of the Company, the Board of Directors of the Company shall make the appropriate adjustment to the Phantom Stock Subaccounts of Directors so that the phantom Units therein shall be treated as if they were actual Units. In the event the Common Stock is converted into cash or other securities or property, the value of the Units on the date of such conversion shall be determined by AmSouth Bank NA, the phantom Units shall be converted into cash based on such value, and credited as phantom shares of the Benchmark Government Portfolio (or such other Phantom Mutual Fund Subaccount as may be designated by the Board of Directors).

                                   ARTICLE IV

                               PAYMENT OF ACCOUNT

         Upon the occurrence of a Director's Payment Commencement Event (as defined below), on each Lump Sum Payment Date or Installment Payment Date (as such terms are defined below) the Company shall debit the Director's Account and pay to such Director (or in the event of the Director's death, to his or her beneficiary) amounts at the times determined pursuant to this Article IV.



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4.1      Payment Commencement Event.

         A Director's "Payment Commencement Event" shall be either (a) the termination of the Director's service as a Director of the Company (or any successor thereof), or (b) if, under the Plan as in effect before December 2, 1994, the Director elected a "Payment Commencement Event" of a specified age, the date on which the Director attains such age.

4.2      Cash Lump Sum.

         Except as provided in Section 4.3, upon the occurrence of a Director's Payment Commencement Event, there shall be paid to the Director in a cash lump sum on the fifteenth day of the calendar quarter following the Payment Commencement Event (or, if such day is not a business day, on the next business day thereafter) (the "Lump Sum Payment Date") (or as soon as practicable thereafter) an amount equal to the value of the Director's Account, as determined below. For purposes of determining the value of a Director's Account pursuant to this Section 4.2, (a) each of the Director's Phantom Mutual Fund Subaccounts shall have a value equal to the product of (1) the closing price of a share of such mutual fund on the last business day of the calendar quarter in which the Payment Commencement Event occurs ("Lump Sum Valuation Date") and (2) the number of phantom shares credited to such Subaccount on the Lump Sum Valuation Date, and (b) the Director's Phantom Stock Subaccount shall have a value equal to the product of (1) the average of the closing prices of a Unit on the ten business days ending on the Lump Sum Valuation Date and (2) the number of phantom Units credited to such Subaccount on the Lump Sum Valuation Date.

4.3      Installment Payments.

         (a) Installment Payments Commenced On or After July 1, 1997. A Director may elect to have all or (subject to any limitations imposed by the Company) any designated portion of his or her Account paid in a number of annual installments (up to a maximum of 15 installment payments) designated by the Director. To be effective, such election must be written, irrevocable, and filed with the Company at least twelve months before the Director's Payment Commencement Event. Payment shall be made in the designated number of installments as set forth below (the date of each payment being an "Installment Payment Date"). The first installment shall be paid on the fifteenth day of the calendar quarter following the Director's Payment Commencement Event (or if such day is not a business day, on the next business day thereafter) or as soon as practicable thereafter. Each subsequent installment shall be paid on an Installment Payment Date that is the anniversary of the fifteenth day of such calendar quarter (or if such day is not a business day, on the next business day thereafter). Each installment shall be in an amount equal to (a) the value of the Director's Account at the time of payment of such installment, as determined below, divided by (b) the number of installments remaining to be paid (including the installment about to be paid), and shall be made on a pro rata basis from the Director's Subaccounts. For purposes of determining the value of an installment



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of a Director's Account pursuant to this Section 4.3(a), (a) each of the
Director's Phantom Mutual Fund Subaccounts shall have a value equal to the product of (1) the closing price of a share of such mutual fund on the last business day of the calendar quarter immediately preceding the Installment Payment Date (the "Installment Valuation Date") and (2) the number of phantom shares credited to such Subaccount on the Installment Valuation Date, and (b) the Director's Phantom Stock Subaccount shall have a value equal to the product of (1) the average of the closing prices of a Unit on the ten business days ending on the Installment Valuation Date and (2) the number of phantom Units credited to such Subaccount on the Installment Valuation Date.

         (b)  Installment Payment Commenced Before July 1, 1997. If a
Director received his or her first installment payment under this Plan before July 1, 1997, the date of each installment payment, and the value of each such payment, shall be determined pursuant to the terms of the Plan as in effect on December 31, 1996.

4.4      Disability.

         In the event a Director becomes disabled, the payment date and/or payment schedule with respect to the balance in the Director's Account may be accelerated by the Plan Committee (as defined in Section 6.1) in its sole discretion.

4.5      Death.

         A Director shall be entitled to designate a beneficiary (and to change such beneficiary from time to time) for payment of the balance of the Director's Account in the event that a balance exists therein at the Director's date of death. Upon a Director's death, any balance in the Director's Account shall be paid to the deceased Director's beneficiary pursuant to the payment schedule previously elected by the Director as provided in Sections 4.2 and 4.3. If no beneficiary has been designated, the Director's estate shall be deemed the beneficiary.

4.6      Change of Control.

         (a) Before Termination of Service. Notwithstanding any other election made by a Director pursuant to this Article IV, in the event that a Director terminates service as a Director of the Company within three years following a "Change of Control" (as defined in Section 6.9), the Payment Commencement Event shall be the date of the termination of the Director's service as a Director, and payment of the Director's Account shall be made in a cash lump sum as soon as practicable (and within 30 days) after such Payment Commencement Event. The amount of such lump-sum payment shall equal the value of the Director's Account, as determined below. For purposes of determining the value of a Director's Account pursuant to this Section 4.6(a), (a) the Director's Phantom Mutual Fund Subaccounts shall have a value equal to the product of (i) the closing price of a share of such mutual fund on the date of the Payment Commencement Event (or, if the Payment Commencement Event does not occur on a business day, on the next



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succeeding business day) and (2) the number of phantom shares credited to such
Subaccount on the date of the Payment Commencement Event (or the following business day, if applicable), and (b) the Director's Phantom Stock Subaccount shall have a value equal to the product of (1) the average of the closing prices of a Unit on the ten business days ending on the date of the Payment Commencement Event (or, if the Payment Commencement Event does not occur on a business day, on the next succeeding business day), and (2) the number of phantom Units credited to such Subaccount on the date of the Payment Commencement Event (or the following business day, if applicable).

         (b) After Payment Commencement Event. Notwithstanding any other election made by a Director pursuant to this Article IV, in the event a "Change of Control" (as defined in Section 6.9) occurs after a Director's Payment Commencement Event, payment of the Director's Account shall be made in a cash lump sum as soon as practicable (and within 30 days) after such Change of Control. The amount of such lump-sum payment shall equal the value of the Director's Account, as determined below. For purposes of determining the value of a Director's Account pursuant to this Section 4.6(b), (a) the Director's Phantom Mutual Fund Subaccounts shall have a value equal to the product of (1) the closing price of a share of such mutual fund on the date of the Change of Control (or, if the Change of Control does not occur on a business day, on the next succeeding business day) and (2) the number of phantom shares credited to such Subaccount on the date of the Change of Control (or the following business day, if applicable), and (b) the Director's Phantom Stock Subaccount shall have a value equal to the product of (1) the average of the closing prices of a Unit on the ten business days ending on the date of the Change of Control (or, if the Change of Control does not occur on a business day, on the next succeeding business day), and (2) the number of phantom Units credited to such Subaccount on the date of the Change of Control (or the following business day, if applicable).

                                    ARTICLE V

                              UNFUNDED ARRANGEMENT

5.1      Unfunded Arrangement.

         Neither this Plan nor a Director's Account shall be funded. Rather, a Director's Account and all entries thereto shall constitute bookkeeping records only and shall not relate to any specific funds of the Company. Payments due with respect to balances in a Director's Account shall be made from the general assets of the Company.



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                                   ARTICLE VI

                                 ADMINISTRATION

6.1      Plan Committee.

         The Plan shall be administered by a Plan Committee. The Plan Committee shall be the Committee on Directors of the Board of Directors of the Company or such other Committee as may be established by the Board of Directors of the Company and may include Directors who have elected to participate in the Plan. No member of the Plan Committee shall be liable for any act done or determination made in good faith.

6.2      Committee Determinations Final.

         The construction and interpretation of any provision of the Plan by the Plan Committee, and a determination by the Plan Committee of the amount of any Director's Account, shall be final and conclusive.

6.3      Amendments.

         The Company, subject to approval of the Board of Directors, reserves the right to terminate, modify or amend this Plan at any time; provided, however, that the Plan shall not be subject to termination, modification or amendment with respect to any balance of a Director's Account and rights therein, including the right to future increments pursuant to Section 3.3, unless the affected Director consents in writing.

6.4      Non-Alienation.

         No Director (or estate of a Director) shall have power to transfer, assign, anticipate, mortgage or otherwise encumber any rights or any amounts payable hereunder; nor shall any such rights or payments be subject to seizure for the payment of any debts, judgments, alimony, or separate maintenance, or be transferable by operation of law in the event of bankruptcy, insolvency, or otherwise.

6.5      Expenses.

         The expenses of administering the Plan shall be borne by the Company and shall not be charged against any Director's Account.

6.6      Withholding.

         The Company shall have the right to deduct from all payments any taxes required to be withheld with respect to such payments.

6.7      Effect of IRS Determination.

         If any amounts deferred pursuant to the Plan are found in a "determination" (within the meaning of Section 1313(a) of the Internal Revenue Code of 1986, as amended) to have been includable in gross income by a Director before payment of such



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amounts from the Director's Account, such amounts shall be immediately paid to such Director, notwithstanding the Director's elections pursuant to Article IV.

6.8      Effect on Other Plans.

         All amounts which are credited to a Director's Account pursuant to
Section 3.1 (but not Sections 3.2 and 3.3) shall, solely for purposes of calculating benefits under the Sonat Inc. Retirement Plan for Directors, be deemed to have been paid to the Director on the date such amounts would have been paid absent a Deferral Election under Article II of the Plan.

6.9      Change of Control.

         A "Change of Control" shall mean:

           (i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (1) the then outstanding shares of common stock of the Company (the "Outstanding Common Stock") or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Voting Securities"); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change of Control: (A) any acquisition directly from the Company,
               (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or
               (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii); or

          (ii) Individuals who, as of December 1, 1995, constitute the Board of Directors (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a Director subsequent to such date whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the Directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors; or

         (iii) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination"), in each case, unless, following such Business



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               Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Common Stock and Outstanding Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of Directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Common Stock and Outstanding Voting Securities, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Directors, providing for such Business Combination.

6.10     Payment Commencement Events Before December 2, 1994.

         Any Plan provision to the contrary notwithstanding, the Account of a Director who has a Payment Commencement Event on or before December 1, 1994, shall be credited, debited and paid out in accordance with the provisions of the Plan as in effect on such date.

         IN WITNESS WHEREOF, Sonat Inc. has caused this document to be executed as of December 6, 1996, to be effective as of January 1, 1997.

                                   SONAT INC.

                                   By
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                                     Chairman of the Board, President and
                                     Chief Executive Officer


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